Exhibit 99.1

Essential Utilities Reports Q2 2026 Results

Affirms Financial and Growth Guidance

•	GAAP Earnings of $0.37 per share for Q2 2026 and adjusted earnings per share of $0.38 (non-GAAP) which exclude transaction costs associated with the pending merger with American Water
•	Affirms anticipated growth in earnings per share at a compound annual growth rate of 5 to 7%
•	Increased quarterly dividend 5.25%
•	Invested $662.2 million in infrastructure in the first six months of the year; on track to invest $1.7 billion in 2026
•	Received orders from Public Utilities Commission of Ohio and the Virginia State Corporation Commission approving merger with American Water

BRYN MAWR, Pa. (August 4, 2026) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the second quarter ended June 30, 2026.

Company Highlights

“Our commitment to operational efficiency, proactive cost optimization, and value driven customer experience investments underpins our confidence in driving strong performance for 2026. While our organization transitions towards the targeted Q1 2027 merger with American Water, we remain steadfast in our commitment to driving peak operational performance,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “We are confident that the combination with American Water will bring exciting new opportunities, and we believe that, together, we will deliver significant benefits to our combined customers and shareholders. Crucially, both companies share a dedicated focus on smart capital deployment targeting measurable reliability and quality service. This will allow us to uphold our strong safety and reliability metrics while continuing to deliver affordable, cost-effective utility solutions,” Franklin added.

“The regulatory approval processes for our merger with American Water continue to progress. On June 22nd, we received approval of the merger from the Virginia State Corporation Commission, and on May 14th we received approval from the Public Utilities Commission of Ohio. Previously, we received regulatory approval for the merger from the Kentucky Public Service Commission.

As a reminder, we filed in all pertinent states before the end of 2025. In February, at the special shareholder meeting to approve the merger, approximately 95% of the voted shares were cast in favor of the transaction. This overwhelming mandate supports what we have believed from the start: that this combination creates a premier, multi-state utility with a high growth profile,” Franklin added.

Second Quarter 2026 Operating Results

Essential reported GAAP net income of $105.7 million and earnings per share of $0.37 for the second quarter of 2026, compared to GAAP net income of $107.8 million and earnings per share of $0.38 for the same period in 2025.

The second quarter Q2 2026 non-GAAP EPS of $0.38, reflects business results without the impact of merger-related expenses incurred in the quarter.

Revenues for the quarter were $530.9 million compared to $514.9 million in the second quarter of 2025, an increase of 3%. Additional revenues from regulatory recoveries and purchased gas costs were the main revenue drivers. Operations and maintenance expenses were $153.6 million for the second quarter of 2026, compared to $148.5 million in the second quarter of 2025, an increase of 3.5%, primarily due to increases in employee-related costs of $5.9 million, including annual merit increases and higher medical claims, and an increase in production costs for water and wastewater operations of $2.3 million, offset by a decrease in insurance expenses of $4.9 million primarily due to insurance recoveries, a decrease in bad debt expense of $2.9 million, a decrease in customer assistance surcharge costs of $1.5 million, which generally has an offsetting amount in revenues, and merger-related expenses of $1.2 million. Excluding merger related costs, O&M expenses increased by 2.6%.

Essential’s regulated water segment reported revenues for the quarter of $357.5 million, an increase of 7.6% compared to $332.3 million in the second quarter of 2026. Regulatory recoveries and increased volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $109.4 million for the second quarter of 2026 compared to $100.1 million in the second quarter of 2025, driven by increased employee-related costs, increases in production costs for water and wastewater operations particularly purchased water and chemical costs, and additional operating costs associated with acquisitions of water and wastewater systems. Excluding the one-time items and the impact of abnormal weather, operations and maintenance expenses for the full year are expected to be in line with historic norms.

Essential’s regulated natural gas segment reported revenues for the quarter of $169.3 million, compared to $177.3 million in the second quarter of 2025, driven primarily by higher rates and surcharges, a decrease in purchased gas costs, and lower volumes due to warm weather conditions during the second quarter of 2026 as compared to 2025. Operations and maintenance expenses for Essential’s regulated natural gas segment were essentially flat at $49.9 million for the second quarter of 2026 compared to $49.8 million in the second quarter of 2025.

For the first six months of 2026, the Company reported revenues of $1,392.6 million, a 7.2% increase, primarily due to regulatory recoveries, increased purchased gas costs, and higher volumes in the regulated natural gas segment, compared to $1,298.5 million in the first half of 2025. Operations and maintenance expenses for the first half of 2026 totaled $329.4 million, compared to $286.3 million in 2025, including $17.5 million of merger related expenses in 2026. Net Income for the first half of 2026 totaled $330.1 million, or $1.16 per share, compared to $391.6 million, or $1.41 per share for the same period of 2025.

Dividend

As previously announced on July 29, 2026, Essential’s board of directors increased the quarterly cash dividend, 5.25% to $0.3606 per share of common stock. This dividend will be payable on September 1, 2026, to shareholders of record on August 11, 2026.

Essential Utilities has paid consecutive quarterly cash dividends for over 80 years and has increased the dividend 36 times in the last 35 years.

Financing

As of June 30, 2026, Essential’s weighted average cost of fixed-rate long-term debt was 4.16%, and the company had $960 million available on its credit lines.

Rate Activity

Thus far in 2026, the Company’s regulated water segment received rate awards or infrastructure surcharges that will increase annual revenues in Pennsylvania, Illinois, Ohio, North Carolina and Indiana by $43.9 million, and its regulated natural gas segment received rate awards or infrastructure surcharges in Kentucky and Pennsylvania of $12.7 million.

The Company currently has base rate cases or infrastructure surcharges pending in Texas, Virginia, Illinois, Indiana and New Jersey for its regulated water and wastewater segment for an estimated $79.7 million in incremental annual revenues. The company currently has a base rate case pending in Pennsylvania for its natural gas segment with a requested revenue increase of $163.2 million to support its Long-Term Infrastructure Improvement Plan, which involves the replacement and retirement of aging gas mains and the associated reduction of greenhouse gas emissions.

Capital Expenditures

Essential invested approximately $662.2 million in the first six months of 2026 to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The Company continues to be a leader in the United States at replacing miles of aged underground utility pipes and is committed to maintaining elevated levels of infrastructure investment. Essential is on track to invest $1.7 billion in needed infrastructure investments in 2026.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to a larger customer base than it could from organic customer growth alone.

Since 2015, Essential has acquired approximately $570 million in rate base and added more than 138,000 new customers or equivalent dwelling units to the company’s footprint.

In May 2026, the Company acquired Integra Water Texas, LLC’s wastewater system in Bastrop County, Texas, for approximately $4.9 million. The Company has signed purchase agreements for additional water and wastewater systems in Pennsylvania, Texas, North Carolina and New Jersey that are pending closing and are expected to serve over 200,000 customers or equivalent dwelling units and total approximately $282 million in purchase price. The Company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the Company is actively pursuing represents approximately 400,000 total customers.

Merger with American Water Works Company, Inc.

The Company is continuing to progress through the process of obtaining the consents and approvals needed to successfully consummate the proposed merger with American Water. On February 10, 2026, shareholders of both companies voted overwhelmingly in favor of merger-related proposals. In 2025, Essential submitted applications for required regulatory approval in all states where applicable. On June 22, 2026, we received an order from the Virginia State Corporation Commission approving the merger. Previously we had obtained regulatory approval for the merger from public utility commissions in Kentucky and Ohio.

We continue to expect the merger to close in the first quarter of 2027.

Financial and Growth Guidance

The Company’s latest expectations are the following:

•	Anticipated growth in long-term earnings per share at a compound annual growth rate of 5% to 7% from the adjusted 2024 earnings per share of $1.97 (non-GAAP) for the three-year period through 2027.
•	In 2026, regulated infrastructure investments are expected to be $1.7 billion.
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level of the six EPA-regulated PFAS chemicals.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission. The earnings per share and infrastructure investment include the municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced, but do not include DELCORA or other potential acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. While the company remains confident in its ability to close DELCORA, for guidance purposes, DELCORA has been removed from all guidance metrics. The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as-needed basis to support acquisitions and capital investment plans.

Essential Utilities believes that the non-GAAP financial measure “adjusted earnings per share” used for 2024 and identified as part of its multi-year financial and growth guidance supplements investors the ability to measure the company’s financial operating performance for 2024, including by adjustment, as compared to the Company’s operating performance in 2024.

2Q 2026 Earnings Call Information

Date: August 5th, 2026

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website following the call.

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater, and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting thousands of acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the anticipated receipt of regulatory approvals for, and closing of, the company’s proposed merger with American Water; the guidance range of net income per diluted common share; the anticipated amount of infrastructure investment in 2026; and the Company’s anticipated use of equity and debt financing. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the expected timing and likelihood of completion of our proposed merger with American Water; changes in the EPAs regulations; changes in the United States’ governmental policies, including those from the Executive Branch; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to successfully execute any equity or debt financing transactions, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Operating revenues	$530,854	$514,907	$1,392,613	$1,298,533
Operations and maintenance expense	$153,635	$148,510	$329,430	$286,334

Net income	$105,725	$107,827	$330,117	$391,616

Basic net income per common share	$0.37	$0.38	$1.16	$1.41
Diluted net income per common share	$0.37	$0.38	$1.16	$1.41

Basic average common shares outstanding	283,655	280,275	283,419	277,748
Diluted average common shares outstanding	284,088	280,725	283,998	278,335

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Operating revenues	$530,854	$514,907	$1,392,613	$1,298,533

Cost & expenses:
Operations and maintenance	153,635	148,510	329,430	286,334
Purchased gas	46,201	56,735	284,816	241,376
Depreciation	109,578	99,542	216,687	196,306
Amortization	3,714	3,977	7,334	6,590
Taxes other than income taxes	24,453	20,872	50,433	43,751
Total	337,581	329,636	888,700	774,357

Operating income	193,273	185,271	503,913	524,176

Other expense (income):
Interest expense	89,111	79,809	176,418	161,874
Interest income	(510)	(301)	(2,121)	(530)
Allowance for funds used during construction	(5,739)	(7,027)	(11,499)	(12,859)
Other, net	1,295	391	1,220	98
Income before income taxes	109,116	112,399	339,895	375,593
Income tax expense (benefit)	3,391	4,572	9,778	(16,023)
Net income	$105,725	$107,827	$330,117	$391,616

Net income per common share:
Basic	$0.37	$0.38	$1.16	$1.41
Diluted	$0.37	$0.38	$1.16	$1.41

Average common shares outstanding:
Basic	283,655	280,275	283,419	277,748
Diluted	284,088	280,725	283,998	278,335

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2026	2025

Net property, plant and equipment	14,746,257	14,263,682
Current assets	465,309	610,396
Regulatory assets and other assets	4,730,421	4,590,767
	19,941,987	19,464,845

Total equity	7,018,256	6,857,456
Long-term debt, excluding current portion, net of debt issuance costs and unamortized discount on debt	8,421,198	8,110,167
Current portion of long-term debt and loans payable	83,312	171,961
Other current liabilities	515,677	592,522
Deferred credits and other liabilities	3,903,544	3,732,739
	19,941,987	19,464,845

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In Thousands, except per share amounts)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing operating performance. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance range for 2024.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” and have been adjusted for the following items:

(1) During the first quarter of 2024, the Company completed the sale of its interest in three non-utility local microgrids and distributed energy projects and recognized a gain of $91,236, net of transaction expenses. In October 2023, the Company completed the sale of its regulated natural gas utility assets in West Virginia. In 2024, the Company received additional proceeds from the sale of regulated natural gas utility assets in West Virginia and post-transaction activities.

(2) Estimated impact to Peoples Natural Gas (PNG) operating revenues from warmer than normal weather conditions during 2024 and nonrecurring usage. These impacts are partially offset by favorable water consumption in 2024 due to drier than normal weather conditions.

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose.

Year Ended December 31, 2024
Net Income (GAAP financial measure)	$595,314
Adjustments:
(1) Gain on sales of assets and related transaction activities	(94,024)
(2) Adjustments for estimated effects of unfavorable weather (addback)	18,749
(3) Income tax effect of non-GAAP adjustments	20,859
Adjusted income (Non-GAAP financial measure)	$540,898
Net income per common share (GAAP financial measure (Earnings per share)):
Basic	$2.17
Diluted	$2.17
Adjusted income per common share (Non-GAAP financial measure (Adjusted Earnings per share)):
Basic	$1.97
Diluted	$1.97
Average common shares outstanding:
Basic	273,914
Diluted	274,421

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of adjusted earnings per share, a non-GAAP financial measures referenced in this release, to the most comparable GAAP financial measure. Adjusted earnings per share does not comply with U.S. generally accepted accounting principles (GAAP), and is thus considered to be a “non-GAAP financial measures” under applicable SEC regulations.

Adjusted earnings per share is one of the primary metrics used by management to evaluate the Company’s financial performance and compare it to that of its peers, evaluate the effectiveness of the Company’s business strategies, and in connection with executive compensation decisions. This measure is also frequently used by analysts, investors, and others to evaluate industry peers. Further, the Company believes adjusted earnings per share is helpful in highlighting trends in the Company’s results because it allows for more consistent comparisons of performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management. The Company further believes that this non-GAAP financial measure is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance. This non-GAAP measure does, however, have certain limitations and should not be considered as an alternative to earnings per share or any other performance.

Adjusted earnings per share adjusts for the following items:

(1)     costs associated with the pending merger with American Water; and

(2)     the income tax impact of the non-GAAP adjustment described above.

Three Months Ended
June 30, 2026
Net income (GAAP financial measure)	$105,725
Adjustments:
(1) Costs associated with the pending merger with American Water	1,191
(2) The income tax impact of the non-GAAP adjustment described above	(321)
Adjusted income (Non-GAAP financial measure)	$106,595

Net income per common share (GAAP financial measure):
Basic	$0.37
Diluted	$0.37

Adjusted income per common share (Non-GAAP financial measure):
Basic	$0.38
Diluted	$0.38

Average common shares outstanding:
Basic	283,655
Diluted	284,088

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of adjusted earnings per share, a non-GAAP financial measures referenced in this release, to the most comparable GAAP financial measure. Adjusted earnings per share does not comply with U.S. generally accepted accounting principles (GAAP), and is thus considered to be a “non-GAAP financial measures” under applicable SEC regulations.

Adjusted earnings per share is one of the primary metrics used by management to evaluate the Company’s financial performance and compare it to that of its peers, evaluate the effectiveness of the Company’s business strategies, and in connection with executive compensation decisions. This measure is also frequently used by analysts, investors, and others to evaluate industry peers. Further, the Company believes adjusted earnings per share is helpful in highlighting trends in the Company’s results because it allows for more consistent comparisons of performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management. The Company further believes that this non-GAAP financial measure is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance. This non-GAAP measure does, however, have certain limitations and should not be considered as an alternative to earnings per share or any other performance. Adjusted earnings per share adjusts for the following items:

(1)     costs associated with the pending merger with American Water; and

(2)     the income tax impact of the non-GAAP adjustment described above.

Six Months Ended
June 30, 2026
Net income (GAAP financial measure)	$330,117
Adjustments:
(1) Costs associated with the pending merger with American Water	17,521
(2) The income tax impact of the non-GAAP adjustment described above	(4,716)
Adjusted income (Non-GAAP financial measure)	$342,922

Net income per common share (GAAP financial measure):
Basic	$1.16
Diluted	$1.16

Adjusted income per common share (Non-GAAP financial measure):
Basic	$1.21
Diluted	$1.21

Average common shares outstanding:
Basic	283,419
Diluted	283,998

Media Contact:

David Kralle

Vice President, Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, Treasurer, FP&A, and IR

O: 610.645.1191

BJDingerdissen@Essential.co